Exhibit 10.6

WILSON BANK HOLDING COMPANY

RESTRICTED SHARE AWARD AGREEMENT

(Officers with a Title of Senior Vice President or Higher)

THIS RESTRICTED SHARE AWARD AGREEMENT (this “Agreement”) is made and entered into as of the ___ day of ________, 20__ (the “Grant Date”), between Wilson Bank Holding Company, a Tennessee corporation (together with its Subsidiaries, the “Company”), and the individual identified on the signature page hereto, (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Wilson Bank Holding Company 2025 Equity Incentive Plan (the “Plan”).

WHEREAS, the Company has adopted the Plan, which permits the issuance of restricted shares of the Company’s common stock, par value $2.00 per share (the “Common Stock”); and

WHEREAS, pursuant to the Plan, the Committee responsible for administering the Plan has granted an award of restricted shares to the Grantee as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.
Grant of Restricted Shares.

(a)
The Company hereby grants to the Grantee an award (the “Award”) of _______________ shares of Common Stock of the Company (the “Shares” or the “Restricted Shares”) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.

(b)
The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the restrictions shall lapse in accordance with Sections 2 and 3 hereof.

2.
Terms and Rights as a Shareholder.

(a)
Except as otherwise provided herein and subject to such other exceptions as may be determined by the Committee in its discretion, the “Restricted Period” for Restricted Shares granted herein shall expire with respect to the following percentages of the Restricted Shares granted herein as set forth below:

Cumulative Percentage Vested	Date of Vesting	Cumulative Shares Vested

(b)
The Grantee shall have all rights of a shareholder with respect to the Restricted Shares, including the right to receive dividends and the right to vote such Shares, subject to the following restrictions:

(i)
the Grantee shall not be entitled to the removal of the restricted legends or restricted account notices or to delivery of the stock certificate (if any) for any Shares until the expiration of the Restricted Period as to such Shares and the fulfillment of any other restrictive conditions set forth herein;

(ii)
none of the Restricted Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during the Restricted Period as to such Shares and until the fulfillment of any other restrictive conditions set forth herein; and

(iii)
except as otherwise determined by the Committee at or after the grant of the Award hereunder, any Restricted Shares as to which the applicable “Restricted Period” has not expired (or other restrictive conditions have not been met) shall be forfeited, and all rights of the Grantee to such Shares shall terminate, without further obligation on the part of the Company, unless the Grantee remains in the continuous employment (or other service-providing capacity) of the Company for the entire Restricted Period applicable to such Shares.

(c) Notwithstanding the foregoing, the Restricted Period shall automatically terminate as to all Restricted Shares awarded hereunder (as to which such Restricted Period has not previously terminated) (i) upon the termination of the Grantee’s employment from the Company which results from the Grantee’s death, Disability or Retirement or (ii) immediately prior to a Change in Control.

Any Shares, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Restricted Shares shall be subject to the same restrictions, terms and conditions as such Restricted Shares.

3.
Termination of Restrictions. Following the termination of the Restricted Period, and provided that all other restrictive conditions set forth herein have been met, all restrictions set forth in this Agreement or in the Plan relating to such portion or all, as applicable, of the Restricted Shares shall lapse as to such portion or all, as applicable, of the Restricted Shares, and a stock certificate for the appropriate number of Shares, free of the restrictions and restrictive stock legend, shall be delivered to the Grantee or Grantee’s beneficiary or estate, as the case may be, pursuant to the terms of this Agreement (or, in the case of book-entry Shares, such restrictions and restricted stock legend shall be removed from the confirmation and account statements delivered to the Grantee in book-entry form).

4.
Delivery of Shares.

(a)
As of the date hereof, certificates representing the Restricted Shares may be registered in the name of the Grantee and held by the Company or transferred to a custodian appointed by the Company for the account of the Grantee subject to the terms and conditions of the Plan and shall remain in the custody of the Company or such custodian until their delivery to the Grantee or Grantee’s beneficiary or estate as set forth in Sections 4(b) and (c) hereof or their forfeiture or reversion to the Company as set forth in Section 2(b) hereof. The Committee may, in its discretion, provide that the Grantee’s ownership of Restricted Shares prior to the lapse of any transfer restrictions or any other applicable restrictions shall, in lieu of such certificates, be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent in accordance with and subject to the applicable provisions of the Plan.

(b)
If certificates shall have been issued as permitted in Section 4(a) above, certificates representing Restricted Shares in respect of which the Restricted Period has lapsed pursuant to this Agreement shall be delivered to the Grantee as soon as practicable following the date on which the restrictions on such Restricted Shares lapse.

(c)
If certificates shall have been issued as permitted in Section 4(a) above, certificates representing Restricted Shares in respect of which the Restricted Period lapsed upon the Grantee’s death shall be delivered to the executors or administrators of the Grantee’s estate as soon as practicable following the receipt of proof of the Grantee’s death satisfactory to the Company.

(d)
Any certificate representing Restricted Shares shall bear (and confirmation and account statements sent to the Grantee with respect to book-entry Shares may bear) a legend in substantially the following form or substance:

THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE WILSON BANK HOLDING COMPANY 2025 EQUITY INCENTIVE PLAN (THE “PLAN”) AND THE RESTRICTED SHARE AWARD AGREEMENT (THE “AGREEMENT”) BETWEEN THE OWNER OF THE RESTRICTED SHARES REPRESENTED HEREBY AND WILSON BANK HOLDING COMPANY (THE “COMPANY”). THE RELEASE OF SUCH SHARES FROM SUCH TERMS AND CONDITIONS SHALL BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE PLAN AND THE AGREEMENT AND ALL OTHER APPLICABLE POLICIES AND PROCEDURES OF THE COMPANY, COPIES OF WHICH ARE ON FILE AT THE COMPANY.

5.
Effect of Lapse of Restrictions. To the extent that the Restricted Period applicable to any Restricted Shares shall have lapsed, the Grantee may receive, hold, sell or otherwise dispose of such Shares free and clear of the restrictions imposed under the Plan and this Agreement upon compliance with applicable legal requirements.

6.
No Right to Continued Employment. This Agreement and the grant of the Restricted Shares hereunder, shall not be construed as giving the Grantee the right to be retained in the employ of the Company, and subject to applicable law, the Company may at any time dismiss the Grantee from employment by the Company, free from any liability or any claim under the Plan or this Agreement.

7.
Adjustments. The Committee may make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, this Award in recognition of unusual or nonrecurring events (and shall make adjustments for the events described in Section 4.2 of the Plan) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles in accordance with the Plan whenever the Committee determines that such events affect the Shares. Any such adjustments shall be effected in a manner that precludes the material enlargement of rights and benefits under this Award.

8.
Amendment to Award. Subject to the restrictions contained in the Plan, the Committee may amend this Agreement or waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Grantee shall not to that extent be effective without the consent of the Grantee.

9.
Withholding of Taxes. By the date of the event creating any tax liability under this Agreement or with respect to the Award granted hereunder, the Grantee shall remit to the Company the amount necessary to satisfy the Withholding Tax Obligations (as defined below) subject to which such issuance is conditioned. The payment shall be made in cash or, at the election of the Grantee, by means of: (i) the delivery of such shares of the Company’s Common Stock previously owned by the Grantee, subject to applicable legal requirements and held for the requisite period of time as may be required to avoid the Company incurring any adverse accounting charge; (ii) a reduction in the number of shares of the Company’s Common Stock otherwise deliverable upon settlement of the Restricted Shares or of other amounts otherwise payable to the Grantee pursuant to this Agreement; or (iii) a combination of (i) and/or (ii). Alternatively, the Company may deduct an amount sufficient to satisfy the Withholding Tax Obligations from any payment of any kind otherwise due from the Company to the Grantee. The value of any shares of the Company’s Common Stock delivered or withheld as payment in respect of the Withholding Tax Obligations (in whole or in part) shall be determined by reference to the Fair Market Value of such shares as of the date of such withholding or delivery, or to such other measure allowed by the Plan and determined by the Committee. For purposes hereof, “Withholding Tax Obligations” means the minimum amount necessary to satisfy Federal, state, local or foreign withholding tax requirements, if any, in connection with the issuance of the Company’s Common Stock or other property in settlement of the Restricted Shares; provided, however, that, in the discretion of the Company, the Company may, if the Grantee has elected to pay the Withholding Tax Obligations in the manner set forth in clause (i), (ii) or (iii) of this Section 9, allow the cancellation of an additional number of shares of the Company’s Common Stock issuable to the Grantee hereunder to satisfy an additional amount of withholding taxes up to the maximum individual statutory tax rate in the applicable jurisdiction, but only if such additional withholding, or the discretion to elect such additional withholding, does not result in adverse accounting treatment of the award represented by this Agreement to the Company.

10.
Plan Governs. The Grantee hereby acknowledges receipt of a copy of (or electronic link to) the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

11.
Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.

12.
Notices. All notices required to be given under this Award shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company: Wilson Bank Holding Company

623 W. Main Street

Lebanon, Tennessee 37087

Attn: Chief Financial Officer

To the Grantee: The address then maintained with respect to the Grantee in the Company’s records.

13.
Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Tennessee without giving effect to conflicts of laws principles.

14.
Resolution of Disputes. Except in such instances where the Company is seeking to enforce its rights pursuant to Section 18, any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

15.
Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

16.
Entire Agreement. This Agreement and the Plan contain the entire understanding and agreement between the Company and the Grantee concerning the Restricted Shares and the shares of Common Stock that may be issued pursuant to this Agreement, and supersede any prior or contemporaneous negotiations and understandings. The Company and the Grantee have made no promises, agreements, conditions or understandings relating to the Restricted Shares or the shares of Common Stock that may be issued pursuant to this Agreement, either orally or in writing, that are not included in this Agreement or the Plan.
17.
Counterparts. This Agreement may be executed in counterparts, each of which when signed by the Company and the Grantee will be deemed an original and all of which together will be deemed the same Agreement.
18.
Restrictive Covenants.
(a)
Non-Competition. The Grantee agrees that during the Grantee’s employment by the Company (or any Subsidiary or Affiliate of the Company) and for a period of twelve (12) months following the termination of the Grantee’s employment with the Company (or any Subsidiary or Affiliate of the Company) for any reason, the Grantee will not (except on behalf of or with the prior written consent of the Company), within the Area (as defined below), either directly or indirectly, on the Grantee’s own behalf or in the service or on behalf of others, perform for any Competing Business (as defined below) any services which are the same as or essentially the same as the services the Grantee provided for the Company or any Subsidiary or Affiliate of the Company. “Area” for purposes of this Agreement shall mean any county where the Company or any Subsidiary or Affiliate of the Company has an office as of the date that the Grantee’s employment with the Company (or any Subsidiary or Affiliate of the Company) terminates. “Competing Business” for purposes of this Agreement shall mean any entity (other than the Company or any Subsidiary of Affiliate of the Company) that is conducting business that is the same or substantially the same as the business of the Company or any Subsidiary or Affiliate of the Company, which the parties hereto agree is the business of commercial and consumer banking.
(b)
Non-Solicitation of Customers. The Grantee agrees that during the Grantee’s employment with the Company (or any Subsidiary or Affiliate of the Company) and for a period of twelve (12) months following the termination of the Grantee’s employment with the Company (or any Subsidiary or Affiliate of the Company) for any reason, the Grantee will not (except on behalf of or with the prior written consent of the Company) on the Grantee’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Company’s or any of its Subsidiaries’ or Affiliates’ customers, including prospective customers actively sought by the Company or any Subsidiary or Affiliate of the Company, with whom the Grantee has or had material contact during the last one (1) year of the Grantee’s employment with the Company (or any Subsidiary or Affiliate of the Company), for purposes of providing products or services that are competitive with those provided by the Company or any Subsidiary or Affiliate of the Company.
(c)
Non-Solicitation of Employees. The Grantee agrees that during the Grantee’s employment with the Company (or any Subsidiary or Affiliate of the Company) and for a period of twelve (12) months following the termination of the Grantee’s employment with the Company (or any Subsidiary or Affiliate of the Company) for any reason, the Grantee will not (except on behalf of or with the prior written consent of the Company) on the Grantee’s own behalf or in the service or on behalf of others, solicit, recruit or hire or attempt to solicit, recruit or hire any employee of the Company or any Subsidiary or Affiliate of the Company that was an employee of the Company or any Subsidiary or Affiliate of the Company within the one (1) year period prior to the termination of the Grantee’s employment with the Company (or any Subsidiary or Affiliate of the Company), whether or not such employee is a full-time employee or a temporary employee of the Company or any Subsidiary or Affiliate of the Company, such employment is pursuant to written agreement, for a determined period, or at will.
(d)
Obligations with Respect to Company Information and Confidential Information. All Company Information (as defined below) received or developed by the Grantee while employed by the Company or any Subsidiary or Affiliate thereof will remain the sole and exclusive property of the Company or such Subsidiary or Affiliate. The Grantee agrees that he or she will (i) hold the Company Information in strictest confidence; (ii) not use, duplicate, reproduce, distribute, disclose or otherwise disseminate Company Information; and (iii) not take any action causing or fail to take any action necessary in order to prevent any Company Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret (each as defined below). In the event that the Grantee is required by law to disclose any Company Information, the Grantee will not make such disclosure unless (and then only to the extent that) the Grantee has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Company when the Grantee becomes aware that such disclosure has been requested and is required by law. This Section 18(d) shall survive for a period of twelve (12) months following termination of the Grantee’s employment with the Company or any Subsidiary or Affiliate of the Company with respect to Confidential Information, and shall survive termination of the Grantee’s employment with the Company or any Subsidiary or Affiliate of the Company for so long as is permitted by applicable law, with respect to Trade Secrets. Upon request by the Company, and in any event upon termination of his or her employment with the Company or any Subsidiary or Affiliate thereof, the Grantee will promptly deliver to the Company all property belonging to the Company, including, without limitation, all Company Information then in his or her possession or control. For purposes of this Agreement, “Company Information” means Confidential Information and Trade Secrets. For purposes of this Agreement, the term “Confidential Information” means data and information relating to the business of the Company, or any of its Subsidiaries, (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Grantee or of which the Grantee became aware as a consequence of or through the Grantee’s relationship to the Company or such Subsidiary and which has value to the Company or such Subsidiary, and is not generally known to the Company’s or such Subsidiary’s competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company or any Subsidiary thereof (except where such public disclosure has been made by the Grantee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. For purposes of this Agreement, the term “Trade Secrets” means Confidential Information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
(e)
Impact of Change in Control. In the event that a Change in Control occurs prior to the termination of the Grantee’s employment with the Company (or any Subsidiary or Affiliate of the Company), this Section 18 shall be void and of no further force and effect from and after the Change in Control.
(f)
Recovery of Attorneys’ Fees. In the event the Grantee breaches any provision of this Section 18, the Company shall be entitled to recover from the Grantee the reasonable costs incurred in preventing or remedying such breach, including but not limited to attorneys’ fees.
(g)
Reduced Scope. If any court or other decision-maker of competent jurisdiction determines that any of the Grantee’s covenants contained in Section 18 of this Agreement is unenforceable because of the duration or scope of such provision, then, after such determination has become final and nonappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.
(h)
Breach of Restrictive Covenants. The Grantee acknowledges and agrees that any breach by the Grantee of any of the provisions of this Section 18 (the “Restrictive Covenants”) would result in irreparable injury and damage to the Company for which money damages would not provide an adequate remedy. Therefore, if the Grantee breaches, or threatens to commit a breach of, any of the Restrictive Covenants set forth in Sections 18(a), 18(b), 18(c) and 18(d), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity (including, without limitation, the recovery of damages):
(i)
the right and remedy to have the Restrictive Covenants set forth in Sections 18(a), 18(b), 18(c) and 18(d) specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Grantee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

(ii)
the right and remedy to have the period of time of any such Restrictive Covenant set forth in Sections 18(a), 18(b), 18(c) and 18(d) extended by the amount of time equivalent to the time that accrues from the earlier of: (A) the Grantee’s first breach of such Restrictive Covenants or (B) the date of the Grantee’s termination of employment with the Company (or any Subsidiary or Affiliate of the Company), until the later of: (I) the date the Grantee ceases breaching such Restrictive Covenants; or (II) the date a court of proper jurisdiction issues a judgment finding that the Grantee has breached such Restrictive Covenants.
(i)
Venue; right to Jury Trial. The Grantee and the Company shall submit to the jurisdiction of, and waive any venue objections against, the United States District Court for the Middle District of Tennessee or the Chancery Court for Wilson County, Tennessee in any litigation arising out Section 18 of this Agreement. THE GRANTEE HEREBY EXPRESSLY WAIVES THE GRANTEE’S RIGHT TO A JURY TRIAL IN ANY COURT PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.
(j)
Disclosure of Restrictive Covenants. Should the Grantee’s employment with the Company (or any Subsidiary or Affiliate of the Company) terminate, and should the Grantee thereafter seek new employment, the Grantee agrees to disclose the existence of this Section 18 to any prospective employer engaged in a Competing Business. The Grantee further agrees that if the Grantee obtains new employment, the Company may notify the Grantee’s new employer(s) of the Grantee’s obligations under Section 18 of this Agreement. The Grantee further agrees to notify the Company if the Grantee engages in any conduct that would constitute a potential breach of the terms of Section 18 of this Agreement.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties have caused this Restricted Share Award Agreement to be duly executed effective as of the day and year first above written.

WILSON BANK HOLDING COMPANY

By: ______________________________________

GRANTEE:

__________________________________________

Please check this box □ to acknowledge that you have read this Agreement, including, without limitation, Section 18 hereof, agree to be bound by the terms of this Agreement, including, without limitation, Section 18 hereof, and accept the Restricted Share Award granted hereunder.